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                                                                  EXHIBIT  99(l)


                                  SUBSCRIPTION



                                October 28, 1999


To:      Board of Trustees of
         Lend Lease Funds

Ladies and Gentlemen:

         The undersigned hereby subscribes for one (1) share of the Lend Lease U.S. Real Estate Securities Fund series, on October 28, 1999, with $.0001 par value, of Lend Lease Funds (the "Trust") at a price of $10.00 per share and agrees to pay therefore upon demand, cash in the amount of $10.00 to the named Fund.

         In connection with your sale to us of one (1) share of stock representing interests in Lend Lease U.S. Real Estate Securities Fund, we understand that: (i) your sale of the share to us is made in reliance on such sale being exempt under Section 4(2) of the 1933 Act as not involving any public offering; and (ii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the share for investment for our own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of the share or of any interest therein. We hereby agree that we will not sell, assign or transfer the share or any interest therein, except upon repurchase or redemption by the Trust, unless and until the share has been registered under the 1933 Act or you have received an opinion of your counsel indicating to your satisfaction that said sale, assignment or transfer will not violate the provisions of the 1933 Act or any rules or regulations promulgated thereunder.

                                          Very truly yours,

                                          LEND LEASE ROSEN
                                          REAL ESTATE SECURITIES LLC


                                          By: /s/ Michael A. Torres
                                              ---------------------------------
                                              Name:   Michael A. Torres
                                              Title:  President